Exhibit 99.1

ADTRAN, Inc. Reports Results for Third Quarter 2010 and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala.--(BUSINESS WIRE)--October 12, 2010--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the third quarter of 2010. Sales increased 27% to a record level of $162,957,000 for the quarter, compared to $128,062,000 for the third quarter of 2009. Operating income increased 56% to $45,045,000 for the quarter compared to $28,959,000 for the third quarter of 2009. Net income increased 49% to $32,084,000 for the quarter, compared to $21,583,000 for the third quarter of 2009. Earnings per share, assuming dilution, increased 47% to $0.50 for the quarter, compared to $0.34 for the third quarter of 2009.

ADTRAN Chief Executive Officer Tom Stanton stated, “During the quarter, we continued to benefit from our positioning with industry growth areas as we experienced increased revenues across all our carrier segments and all our enterprise channels. Increasing demand for high speed residential and enterprise network services coupled with accelerating growth in mobile demand all led to a record revenue performance. Our Broadband Access category led this increase achieving 53% growth over the prior year, setting a new record level. This was followed by our Internetworking category which posted 39% year over year growth, also achieving a record level. We believe the broad based increase in revenue we are seeing demonstrates the success of our strategies to sustain solid, long term growth for our company.”

The Company also reported that the provision for income taxes in the third quarter of 2010 did not include a benefit from research tax credits due to delays in federal legislation required to extend research tax credits for the 2010 year.

The Company reported that stock-based compensation expense for the third quarter of 2010 reduced diluted earnings per share by $0.03 compared to a reduction of $0.02 for the third quarter of 2009.

The Company also announced that its Board of Directors declared a cash dividend for the third quarter of 2010. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on October 28, 2010. The ex-dividend date is October 26, 2010 and the payment date is November 11, 2010.

The Company confirmed that its third quarter conference call will be held Wednesday, October 13, 2010 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended June 30, 2010. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Consolidated Balance Sheet
Unaudited
(In thousands)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$26,062	$24,135
Short-term investments	156,868	172,469
Accounts receivable, net	69,395	68,044
Other receivables	7,353	4,097
Inventory, net	69,952	45,674
Prepaid expenses	3,493	2,795
Deferred tax assets, net	10,067	8,603
Total current assets	343,190	325,817

Property, plant and equipment, net	74,098	74,309
Other assets	2,034	2,168
Long-term investments	238,382	162,169

Total assets	$657,704	$564,463

Liabilities and Stockholders' Equity
Accounts payable	$26,970	$25,782
Unearned revenue	8,136	7,138
Accrued expenses	5,610	4,202
Accrued wages and benefits	13,259	7,634
Income tax payable, net	1,896	3,017
Total current liabilities	55,871	47,773

Deferred tax liabilities, net	6,608	5,035
Other non-current liabilities	10,909	11,390
Bonds payable	47,750	47,750
Total liabilities	121,138	111,948

Stockholders' equity	536,566	452,515

Total liabilities and stockholders' equity	$657,704	$564,463

Consolidated Statements of Income
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Sales	$162,957	$128,062	$440,345	$359,954
Cost of Sales	65,658	53,605	178,389	146,347

Gross Profit	97,299	74,457	261,956	213,607

Selling, general and administrative expenses	29,452	25,001	85,111	73,583
Research and development expenses	22,802	20,497	67,838	62,029

Operating income	45,045	28,959	109,007	77,995

Interest and dividend income	1,622	1,798	4,803	5,273
Interest expense	(630)	(613)	(1,828)	(1,825)
Net realized investment gain (loss)	3,399	760	8,055	(1,443)
Other income (expense), net	(266)	107	(641)	72

Income before provision for income taxes	49,170	31,011	119,396	80,072

Provision for income taxes	(17,086)	(9,428)	(41,367)	(24,466)

Net Income	$32,084	$21,583	$78,029	$55,606

Weighted average shares outstanding - basic	62,771	62,762	62,316	62,417
Weighted average shares outstanding - diluted (1)	64,300	63,870	63,638	63,258

Earnings per common share - basic	$0.51	$0.34	$1.25	$0.89
Earnings per common share - diluted (1)	$0.50	$0.34	$1.23	$0.88

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Supplemental Information
Stock Based Compensation Expense
Unaudited
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Stock-based compensation expense included in cost of sales	$69	$66	$210	$196

Selling, general and administrative expense	775	658	2,360	2,160
Research and development expense	886	860	2,657	2,639

Stock-based compensation expense included in operating expenses	1,661	1,518	5,017	4,799

Total stock-based compensation expense	1,730	1,584	5,227	4,995
Tax benefit for expense associated with non-qualified options	(43)	(157)	(415)	(453)

Total stock-based compensation expense, net of tax	$1,687	$1,427	$4,812	$4,542

Consolidated Statements of Cash Flow
Unaudited
(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$78,029	$55,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,842	7,521
Amortization of net premium on available-for-sale investments	3,267	2,626
Net realized (gain) loss on long-term investments	(8,055)	1,443
Net (gain) loss on disposal of property, plant and equipment	9	(32)
Stock-based compensation expense	5,227	4,995
Deferred income taxes	(1,624)	(1,119)
Tax benefit from stock option exercises	4,459	1,416
Excess tax benefit from stock-based compensation arrangements	(3,986)	(906)
Change in operating assets and liabilities:
Accounts receivable, net	(1,351)	(12,402)
Other receivables	(3,256)	(1,241)
Inventory	(24,278)	2,710
Prepaid expenses and other assets	(829)	90
Accounts payable	1,188	5,792
Accrued expenses and other liabilities	7,525	2,495
Income tax payable, net	(1,121)	3,766
Net cash provided by operating activities	63,046	72,760

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,375)	(6,710)
Proceeds from sales and maturities of available-for-sale investments	221,173	140,047
Purchases of available-for-sale investments	(272,383)	(217,669)
Acquisition of business, net of cash acquired	-	(1,370)
Net cash used in investing activities	(58,585)	(85,702)

Cash flows from financing activities:
Proceeds from stock option exercises	19,769	12,673
Purchases of treasury stock	(10,330)	(2,780)
Dividend payments	(16,822)	(16,830)
Excess tax benefits from stock-based compensation arrangements	3,986	906
Net cash used in financing activities	(3,397)	(6,031)

Net increase (decrease) in cash and cash equivalents	1,064	(18,973)
Effect of exchange rate changes	863	2,300
Cash and cash equivalents, beginning of period	24,135	41,909

Cash and cash equivalents, end of period	$26,062	$25,236

CONTACT:
ADTRAN, Inc.
Jim Matthews
Senior Vice President/CFO
256-963-8775
or
INVESTOR SERVICES/ASSISTANCE:
Gayle Ellis
256-963-8220